Exhibit 5.1

Writer’s Direct Dial: +44 (0) 207 614-2230

E-Mail: dgottlieb@cgsh.com

August 23, 2013

Santander UK plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Abbey National Treasury Services plc
2 Triton Square, Regent’s Place
London NW1 3AN
England

Ladies and Gentlemen:

We have acted as special United States counsel to Santander UK plc, a public limited company incorporated in England and Wales (“Santander UK”), and Abbey National Treasury Services plc, a public limited company incorporated in England and Wales (“ANTS”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-190509 and 333-190509-01) of (i) guaranteed debt securities of ANTS consisting of U.S.$1,000,000,000 aggregate principal amount of 3.050% Notes due 2018 (the “Debt Securities”) and (ii) the guarantee of Santander UK in respect of the Debt Securities (the “Guarantee” and, together with the Debt Securities, the “Securities”).  Such registration statement, as amended as of its most recent effective date (August 20, 2013), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) but excluding the documents incorporated by reference therein and Exhibit 25 is herein called the “Registration Statement;” and the related prospectus, dated August 9, 2013, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”), as supplemented by the prospectus supplement thereto, dated August 20, 2013, is herein called the “Prospectus”.  The Securities were issued under an indenture dated as of April 27, 2011 (the “Indenture”), among ANTS, Santander UK and The Bank of New York Mellon, as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)                                 the Registration Statement and the documents incorporated by reference therein;

(b)                                 the Prospectus and the documents incorporated by reference therein;

(c)                                  facsimile copies of the Debt Securities in global form as executed by the Issuer and authenticated by the Trustee, including the Guarantee endorsed thereon executed by the Guarantor; and

(d)                                 an executed copy of the Indenture.

In addition, we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities in global form have been duly executed and delivered by ANTS under the law of the State of New York and are the valid, binding and enforceable obligations of ANTS, entitled to the benefits of the Indenture, and the Guarantee has been duly executed and delivered by Santander UK under the law of the State of New York and is a valid, binding and enforceable obligation of Santander UK, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of either ANTS or Santander UK, (a) we have assumed that each of ANTS, Santander UK and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to either ANTS or Santander UK regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

With respect to the last sentence of Section 1.14 of the Indenture, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Indenture where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that the designation in Section 1.14 of the Indenture of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture is (notwithstanding the waiver in Section 1.14 of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

The waiver of defenses contained in Section 12.03 of the Indenture and in the Guarantee may be ineffective to the extent that any such defense involves a matter of public policy in New York.

We express no opinion with respect to the enforceability of Section 12.03 of the Indenture or any provision of the Guarantee to the effect that Santander UK is liable as a principal rather than a secondary obligor.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of ANTS and Santander UK dated August 23, 2013 and to the reference to us under the heading “Validity of Notes” and “Legal Opinions” in the Prospectus.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ David I. Gottlieb
David I. Gottlieb, a Partner